                                                                    Exhibit 10.5

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]."

SUB-TENANCY CONTRACT ENTERED INTO BY AND BETWEEN NUEVA WAL MART DE MEXICO, S DE R.L. DE C.V., REPRESENTED BY LIC.AMELIA VALDEZ AGUIRRE, HEREINAFTER CALLED "NUEVA WAL MART", AND AMERICAN STUDIOS DE MEXICO, S.A. DE C.V., REPRESENTED BY JAY MOORE AND RAOUL E. RUFFO BRUN, HEREINAFTER CALLED "AMERICAN", IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS AND ARTICLES:

                                  DECLARATIONS

I. The representatives of NUEVA WAL MART and of AMERICAN declare individually that:

       The company they represent is a society incorporated and existent in accordance with the Mexican legislation, disposing of sufficient powers to enter the present contract, which haven't been revoked or limited by no means, as is accredited by the public deed attached to the present document.

II.    The representative of NUEVA WAL MART declares that:

a) The company he represents is the tenant of the properties the domiciles of which are indicated in Annex No. 1, which duly signed by the parties becomes an integral part of the present Contract. On these properties it operates super-markets identified as WAL-MART SUPERCENTER and BODEGA.

b) it is the wish of his principal to let to AMERICAN forty four shops with the surface specified in Annex 1, located inside the units indicated in the same and which will be used by AMERICAN to establish photo studios of the kind it normally operates.

III.   The representative of AMERICAN declares that:

a) His principal operates actually within the Mexican Republic a photo studio chain offering to the public in general all services related to said branch.

b)     It is his wish to rent from NUEVA WAL MART the shops indicated in Annex 1

In accordance with the above provisions, the parties confer the following:

                                    ARTICLES

FIRST - OBJECT

NUEVA WAL MART gives AMERICAN for rent and the latter accepts the temporary use and enjoyment of forty four shops with a surface specified in Annex 1, hereinafter called "THE SHOPS", which are located inside the units mentioned in the same, hereinafter called "THE UNITS".

The specific location of THE SHOPS within THE UNITS is shown on the general arrangement drawings, which duly signed by the parties, become an integrated part of the present contract as Annex Number 2.

SECOND - PURPOSE

AMERICAN will use THE SHOPS for rendering photo services to the public in general, including the sales of products related to such services. As a consequence, THE SHOPS may not be subject to any other dedication, except if previously authorized in writing by NUEVA WAL MART.

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The minimum opening hours of THE SHOPS shall be from 10:00 to 21:00 hrs. during the 365 days of the year. These hours may be extended if deemed convenient, provided such extension does not exceed the opening hours of THE UNITS. NUEVA WAL MART may reduce said opening hours if considered convenient.

THIRD - CONSTRUCTION AND EQUIPMENT

AMERICAN may carry out all the works and modifications which are necessary for the adaptation of THE SHOPS and for the installation of the accessories, equipment and elements necessary for the operation of THE SHOPS, provided that these works and installations are carried out in accordance with the project authorized for such purpose by NUEVA WAL MART.

For the initiation of the adaptation or installation works in THE SHOPS, it will be necessary that AMERICAN previously gets from the competent authorities the legally required permits, authorizations and licenses, a copy of which shall be submitted to NUEVA WAL MART before starting with the works.

As a consequence, AMERICAN may only and exclusively initiate the adaptation and operation of THE SHOPS, as the case may be and according to the authorized by NUEVA WAL MART, when it got the respective construction and operation permits and licenses.

AMERICAN will be responsible for the damages caused to the structure, foundation or design of THE UNITS, as well as for the damages and injuries it may cause to any third party in its properties or persons during the adaptation of THE SHOPS, as well as by the installation, maintenance, conservation and removal of the accessories, equipment and elements AMERICAN requires, being obliged to repair to the full satisfaction of NUEVA WAL MART the damages produced by the aforementioned activities, within a term of 5 (five) calendar days since the date NUEVA WAL MART requests these repairs. The same will apply in case of damages or injuries produced to the goods or persons of third parties.

All the adaptation, conservation and improvement works carried out by AMERICAN shall remain for the benefit of NUEVA WAL MART without this latter being obliged to pay to AMERICAN any amount for such concept, expressly waiving the provisions of Article 2423, Fraction II and III of the Civil Code for the Federal District.

Exempted from the aforementioned are the movable goods AMERICAN placed or installed in THE SHOPS, as well as the any other object which, although incorporated to it, can be removed without damaging the solidity, stability, structure and facade of THE SHOPS.

FOURTH - VALIDITY

The present contract will come into force on the 1/st/ of June, 2002 and will be valid for un undefined period of time. The parties may terminate the present contract at any time, once the first year of its validity elapsed, without referring to any cause and without any responsibility whatsoever, previous written notification to the other party with 30 (thirty) days in advance to the date of its termination.

The noncompliance of any obligations contained in the present contract committed by any of the parties will entitle the affected party to choose between requesting its mandatory compliance or to terminate the contract by a simple written notification, being further entitled in any case to claim the payment of the corresponding consequential damages.

At the termination of the present contract, whatever its cause may be, AMERICAN will return to NUEVA WAL MART THE SHOPS free from any inhabitants and installations with the natural deterioration they may have suffered by the normal use during the passed period. Should this not be

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the case, it will be obliged to indemnify NUEVA WAL MART for the damages and prejudices that may have been caused.

From the day following the termination date of this contract, NUEVA WAL MART may freely dispose of THE SHOPS without any responsibility, and if by this time AMERICAN hasn't vacated them yet, it will be obliged to pay the amount resulting by dividing by six the rent paid for the month the present contract expired for each additional day it continues to use the facilities. The aforementioned shall by no means be construed as an extension of the sub-tenancy. The resulting amount shall be paid by AMERICAN in the offices of NUEVA WAL MART within the two working days following the date at which NUEVA WAL MART requests it by writing.

In the event that THE SHOPS returned by AMERICAN in accordance with this Article present any deterioration or damages that are not derived from normal use or age, NUEVA WAL MART may order their repair with the corresponding costs charged to AMERICAN, who will be obliged to cover immediately and against presentation of the receipt required by the fiscal authorities, the amount of the works carried out for the repair of said damages.

FIFTH - RENT

AMERICAN obliges itself to pay to NUEVA WAL MART as a monthly rent for each one of THE SHOPS the present contract refers to, the amount resulting by applying in each case a [***] to the net sales AMERICAN realizes in each one of THE SHOPS during the month corresponding to the payment of the rent.

For the effects of the present contract, net sales shall mean the amount resulting by deducting from the total sales the discounts, refunds, sales bonus and, as the case may be, the Value Added Tax (VAT) as well as any other tax that is included in the price of the goods and/or services provided, it being understood that for the purpose of this calculation, the financial products and others not to the sales of the goods and/or services to the customers will not be considered.

To the amount resulting as rent, the Value Added Tax shall be added, which shall be handled expressively and separately according to the terms of the corresponding Law.

SIXTH - METHOD OF PAYMENT

The rent amounts resulting as indicated in the above Article fifth, shall be paid by AMERICAN in the offices of NUEVA WAL MART located at Avenida Nextengo No. 78, Colonia Santa Cruz Acayucan, Azcapotzalco, Mexico, Distrito Federal, within the first 10 (ten) working days of the immediately following month to the one the rents correspond, against submittal of the fiscally required receipts by NUEVA WAL MART.

Any delay in the payment of the agreed rents shall cause interests for delay per day on the account of AMERICAN at an interest rate equal to that of the 28 day term Treasury Bonds plus five points for the whole delay period.

AMERICAN commits itself to submit at the address of NUEVA WAL MART, together with the payment of each of the rents, a written report containing the amount of its net sales of each of THE SHOPS during the month corresponding to the rent payment.



------------------------------
[***] Redacted pursuant to a request for confidential treatment.

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Likewise, AMERICAN will submit to NUEVA WAL MART an annual report of its net sales within the 30 (thirty) calendar days following the end of the corresponding year. The reports shall contain the necessary elements to support and validate the information they present.

NUEVA WAL MART may at any time request from AMERICAN the accounting documents which determine the net sales of THE SHOPS, and AMERICAN shall submit said documentation within the two (2) working days following the date at which NUEVA WAL MART requested it in writing.

Likewise, NUEVA WAL MART will be entitled to revise at the domicile of AMERICAN or at THE SHOPS the documentation that shows the truthfulness of the net sales AMERICAN reports. For such purpose, NUEVA WAL MART must notify AMERICAN at least 24 (twenty four) hours in advance of the date it pretends to carry out said revision.

If after the revision NUEVA WAL MART carried out at the accounting controls of AMERICAN, there should result any differences in favor of NUEVA WAL MART, AMERICAN commits itself to pay the rest amount of the rent within the 10 days following the date NUEVA WAL MART requested it, plus the daily interests generated during the corresponding period at an interest rate equal to that for the 28 days term Treasury Bonds plus five points.

SEVENTH - RELOCATION

The location of THE SHOPS may be modified by NUEVA WAL MART in the corresponding unit or in any other unit of which NUEVA WAL MART operates, if it becomes necessary to remodel the corresponding unit, or if the same may be closed for ever by NUEVA WAL MART, circumstance which the latter will notify by writing to AMERICAN at least 30 (thirty) days in advance to the date at which the relocation is required, in which case the parties accept the following:

The expenses originated for such reason shall be paid by AMERICAN at 100% (one hundred percent).

In any relocation case, NUEVA WAL MART will make sure to provide AMERICAN a similar surface to that of relocated shop.

EIGHTH - RESPONSIBILITY FOR THE SERVICE RENDERING, LABOR RESPONSIBILITY AND FISCAL RESPONSIBILITY

The parties agree that AMERICAN shall be the only responsible for that the services it will provide to the public in general be carried out and rendered in an efficient and suitable manner, and in case that the service shows deficiencies and any kind of claims including the closure of THE SHOPS by a competent authority, AMERICAN will be the responsible and be obligated to pay to NUEVA WAL MART, as the case may be, the consequential damages caused. Furthermore, it obligates itself to keep NUEVA WAL MART save and harmless of any trial or claim which is intended against it, committing itself to refund the amount of any expense made by NUEVA WAL MART related to the aforementioned. This shall be done immediately and against delivery of the corresponding documents.

Likewise, AMERICAN commits itself to be liable for any damage caused to NUEVA WAL MART by his personnel, as well as for all damages and injuries on goods or persons of any third party, produced by the services rendered in THE SHOPS

AMERICAN commits itself to submit at any moment to the disposed by the Law, Regulation and in general to the applicable standards in that matter, which regulate the functioning of Photographic Studios in each area. It therefore obliges itself to keep NUEVA WAL MART harmless from any claim derived from the nonobservance of such legal regulations.

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Any complain from the public presented against AMERICAN, derived from the bad operation of THE SHOPS and which is received by NUEVA WAL MART, will be referred to AMERICAN who commits itself to duly and satisfactorily attend and answer the complain and to inform NUEVA WAL MART by writing about the status of such complaint.

AMERICAN commits itself to keep NUEVA WAL MART harmless from any trial or claim which is intended against it, derived from claims for the concepts corresponding to AMERICAN, which were already exposed in this contract. AMERICAN commits itself to immediately refund the NUEVA WAL MART branches or subsidiaries the amount of any expense made by them in relation with the mentioned concepts, previous delivery of the duly required fiscal receipt.

The services rendered by AMERICAN in THE SHOPS, will be provided by highly qualified personnel subordinated to it, who shall wear an identification batch provided by AMERICAN. AMERICAN shall show to NUEVA WAL MART the designs of the batches its personnel will use to enter THE UNITS and shall notify any modification in this design.

AMERICAN and NUEVA WAL MART are totally independent contracting parties. Therefore, there does not exist any employee-employer relationship or link between them, being understood that AMERICAN will be the only responsible for the salaries, benefits by law, taxes, rights and obligations caused by the contracting of personnel by AMERICAN for the compliance of its obligations according to the stipulated in the present contract, as well as for the affiliation or inscription of said personnel at the IMMS, SAR and INFONAVIT, and for the payment of the corresponding fees or contributions. It commits itself to keep NUEVA WAL MART harmless from any trial or claim which by any of these concepts may be initiated against it, and to immediately refund any expense made by NUEVA WAL MART for the aforementioned against the delivery of the corresponding receipts.

Likewise, AMERICAN commits itself to respect the internal politics, procedures and rules previously established by NUEVA WAL MART, assuming the responsibility that its personnel will duly observe the same. For such effects, NUEVA WAL MART commits itself to duly inform AMERICAN about these.

AMERICAN shall be responsible to inscribe each one of THE SHOPS before the Ministry of Finance and Public Credit, being understood that a copy of the documentation accrediting such supposition together with the inscription of its personnel at the IMSS shall be submitted to NUEVA WAL MART at least within the 5
(five) working days following the date of the opening of each one of THE SHOPS.

NINTH - LICENSES AND PERMITS

AMERICAN commits itself before NUEVA WAL MART to obtain and to maintain effective the permits, licenses and other necessary authorizations for the adaptation and operation of THE SHOPS, being obliged to duly submit a copy of the same to NUEVA WAL MART, as well as to follow the fiscal, legal, administrative dispositions and those of any other kind that are in force and which have to be complied according to the kind of services rendered.

All the licenses, permits and authorizations required so that AMERICAN can adapt and operate THE SHOPS, must be filed and covered by AMERICAN.

In case that AMERICAN does not obtain the aforementioned licenses, permits and authorizations within the schedules, form and terms mentioned before, or if they were denied by lack of documentation or by any other cause, the contract will be terminated with full rights without the necessity of a court order and without any responsibility for NUEVA WAL MART.

In the event that AMERICAN is unable to begin or to continue with the adaptation and/or operation of THE SHOPS either for closure by a competent authority or for any other circumstance, and if this situation prevails for more than 30 (thirty) calendar days, the present contract shall be terminated with

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full rights. In such case, both parties agree and accept that NUEVA WAL MART, previous notification to AMERICAN, may remove the installations, furniture and equipment that AMERICAN has installed without any responsibility for NUEVA WAL MART.

AMERICAN will have to pay to NUEVA WAL MART all the expenses generated due to the aforementioned, within a term not exceeding 30 (thirty) calendar days since the date NUEVA WAL MART has required the payment.

TENTH - TAXES AND SERVICES

The revenues of AMERICAN are considered those obtained by the operation of THE SHOPS, being understood that the payment of taxes, rights and obligations, and other concepts caused by its operation, shall be paid by AMERICAN.

The Value Added Tax (VAT) shall be transferred expressly and separately in terms of the applicable legislation.

The expenses originated by cleaning, maintenance services, etc., and other services necessary for the operation and functioning of THE SHOPS, shall be paid by AMERICAN, except for the water and electric energy services that shall be paid by NUEVA WAL MART.

ELEVENTH - ADVERTISING

AMERICAN shall be authorized to use the name of THE UNITS, only and exclusively for identification and location purposes of THE SHOPS.

Any use different to the mentioned before that AMERICAN pretends to effect regarding trade marks, and/or commercial names owned by NUEVA WAL MART or by any of the companies controlled by Wal-Mart de Mexico, S.A. de C.V., branches and subsidiaries, shall have the previous written authorization the owner of such trade mark or commercial name provides for such purpose.

The trade marks of the products and services that AMERICAN will market, as well as the patents it will use in THE SHOPS, will be under its own responsibility and risk. For that reason it must previously obtain the licenses from its owners, and respond at any time in front of the NUEVA WAL MART branches and subsidiaries for any claim or trial that be attempted against them for infringement of any rights protected by the current Law of Industrial Property, having the obligation to keep NUEVA WAL MART harmless from any trial or claim against it, committing itself to immediately refund the amount of any expenditure caused by the above mentioned that NUEVA WAL MART branches and subsidiaries had carried out against the delivery of the corresponding receipts.

In this act, AMERICAN authorizes NUEVA WAL MART to include it in its publicity, being understood that such authorization includes the use of the trade marks, commercial names and other rights AMERICAN will use and exploit in THE SHOPS.

TWELFTH - MAINTENANCE

During the validity of the present contract, AMERICAN shall be responsible to conserve and to maintain in proper state and cleanness all the installations of THE SHOPS. NUEVA WAL MART will any time be entitled to check and make sure that the cleaning, maintenance and repair tasks are carried out with the appropriate periodicity and quality in order to maintain THE SHOPS under good conditions.

In case that due to the fault or negligence of AMERICAN or of its employees and/or clients, installations in THE SHOPS which are owned by NUEVA WAL MART such as electric, hydraulic and sanitary facilities, are damaged or deteriorated, AMERICAN will be obliged to carry out the

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corresponding repairs. If it does not, NUEVA WAL MART may carry out the repairs by itself, in which case AMERICAN shall refund the corresponding amount within 3 (three) working days following the date NUEVA WAL MART notified AMERICAN in writing and presented the respective receipt.

In case of existing damages or deficiencies in the adaptation of THE SHOPS, AMERICAN commits itself to carry out the necessary works for its repair in a term no longer than 10 (ten) calendar days following the date NUEVA WAL MART notified in writing this situation.

THIRTEENTH - ROBBERY

The parties agree that under no circumstances they shall be responsible for the losses produced by robbery each of them may suffer with respect to its goods.

FOURTEENTH - ASSIGNMENT

The rights and obligations of AMERICAN regarding this contract, may by no means or concepts be transferred or assigned to any third party, except in the case these are subsidiaries, branches, affiliates controlled by AMERICAN or controlling it, being understood that in any case AMERICAN shall send a notification to NUEVA WAL MART, along with the documents which accredit any kind of assignment or transfer in order to proceed with its review and, as the case may be, its approval.

Except the mentioned in the previous paragraph, AMERICAN may not sub-rent to any third party the whole or a part of THE SHOPS.

NUEVA WAL MART may at any time total or partially transfer the rights and obligations derived from the present contract to companies which are subsidiaries, branches, affiliates, controlled by Wall Mart de Mexico, S. A. cle
C. V. or controlling it, or even to any third party if it decides so.

FIFTEENTH - INSURANCES

In the event of damages caused by fire or explosion, AMERICAN will be the only responsible of the business operation dedicated to the rendering of photographic services in THE SHOPS. It therefore will contract an overall and tenant public liability insurance policy with a duly authorized company, for the amount NUEVA WAL MART indicates in order to guarantee the possible damages that may occur in THE SHOPS derived from an accident caused by its operation.

Furthermore, AMERICAN obliges itself to sign up a consequential gross benefit or loss insurance with a duly authorized company up to the amount NUEVA WAL MART indicates in order to cover the eventual losses NUEVA WAL MART may suffer from the loss of sales produced as a consequence of the accident in THE SHOPS.

The effects of the damage in both aforementioned insurances will by totally covered by AMERICAN no matter of the possible degree of willfulness. These insurance policies shall become effective at the date the operations initiate in THE SHOPS and remain in force during the whole contract term. In case of an aforementioned event, AMERICAN will be, without exception, the only responsible of any damage produced since the coming into force of the present contract, and must therefore sign up the necessary insurance policies with duly authorized companies.

NUEVA WAL MART must appear as preferential beneficiary in the aforementioned insurance policies.

AMERICAN may not cancel the insurance policies the present Article refers to, without the previous written authorization from NUEVA WAL MART.

Pursuant to the aforementioned, AMERICAN is obliged to the following:

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1.   Submit to NUEVA WAL MART a copy of the described insurance policies as well as the respective receipt, the same day these become enforceable.

2. Submit to NUEVA WAL MART every year the renewal of the insurance policies before their expiration date.

The aforementioned shall be understood that in case said documentation is not delivered within these terms at the satisfaction of NUEVA WAL MART, the present contract will be terminated without any responsibility for either parties, previous written notification from NUEVA WAL MART, provided AMERICAN does not correct such omission with the 5 (five) working days following the date the corresponding requirement was received.

Without prejudice of preceding in function of the contracted insurances, all expenses regarding any damages caused to NUEVA WAL MART or third parties due to the operation of THE SHOPS, or to an accident produced in the same, shall be on the account of AMERICAN up to the degree its obligations subsist.

SIXTEENTH - TERMINATION

The parties agree that the following causes will produce the automatic termination of the present contract:

a) Non-operation of THE SHOPS by AMERICAN, as well as operation of a different business.

b) If after being opened any of THE SHOPS is definitively closed, or kept closed to the public for a term of 30 (thirty) natural days or during non consecutive periods which sum more than 30 (thirty) calendar days in the course of six months.

c) The liquidation or dissolution of AMERICAN, or, if declared bankrupt or of temporary receivership or by being in any of the circumstances established in Article 11, and others that result applicable, of the Mercantile Bankrupt Law.

d) The sub-rental of the whole or part of THE SHOPS by AMERICAN, or if it assigns or transfers without the previous written authorization of NUEVA WAL MART the rights and obligations of this contract.

e) The impossibility to use THE SHOPS by AMERICAN derived from force majeure such as expropriation, destruction, flooding, invasion, etc.

f) Generally, by a noncompliance of AMERICAN of any of its obligations imposed by the present contract.

g)   By any other cause foreseen by Law.

SEVENTEENTH - NECESSARY WORKS

The UNITS is subject of a remodeling or of strictly necessary and urgent works, NUEVA WAL MART commits itself as far as possible not to obstruct or impede the public access to THE SHOPS, except in case of major works or if these are carried within THE SHOPS themselves.

Likewise, the parties agree that in case of works to be carried out by AMERICAN, the same criterion of the preceding Article shall apply.

NUEVA WAL MART through its authorized personnel, shall have free access to the installations of AMERICAN during the business hours of THE SHOPS.

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EIGHTEENTH - CONFIDENTIALITY

NUEVA WAL MART and AMERICAN commit themselves mutually to keep the terms and conditions of the present contract strictly confidential. This shall be complied and respected equally by the employees, advisers, representatives, and agents of both parties. Therefore, none of the parties may disclose confidential information in favor of any third party. The confidentiality will continue even once this contract expired.

The parties agree that exclusively for financial or bank references AMERICAN may exhibit totally or partially the present sub-tenancy contract, and, as the case may be, NUEVA WAL MART may confirm having entered into it in front of any institution requesting so, previous notification from AMERICAN that the contract was exhibit.

In case that any of the parties incurs in a noncompliance of this obligation, it automatically will subject to the payment of consequential damages to the other party for the data or information disclosed.

NINETEENTH - ADVERTISEMENTS AND SIGNALIZATION

AMERICAN may use and install at its expenses its own advertisements outside of THE UNITS, previous authorization of NUEVA WAL MART, where it determines the specific place for its installation.

Likewise, once the respective authorization for the installation of the advertisement has been obtained, AMERICAN will be obligated to submit to NUEVA WAL MART a copy of said authorization and to renew it annually for the corresponding period, according to the validity granted on the reference document. Any requirement or sanction which is imposed by not getting this document in due time shall be the exclusive responsibility of AMERICAN who will be obliged to immediately take care of it and to resolve it as legally requested and on its account.

If due to the lack of the respective authorization or renewal the authority orders as a sanction the removal of the advertisement of AMERICAN, this commits itself to take immediately care of it and to release said advertisement within a term of maximum 72 hours.

AMERICAN will not be allowed to prune or cut down trees in order to give visibility to its advertisements.

TWENTIETH - INTERPRETATION AND COMPLIANCE

For all the related to the interpretation and compliance of this contract, the parties expressly submit to the jurisdiction of the competent courts of Mexico City, which shall be the only competent to receive any judgment or claim derived from the present contract. The parties resign to any immunity that may correspond to them by reason of their present or future address or any other reason and circumstance. They indicate the following as their respective addresses to receive all kind of notifications:

         NUEVA WAL MART                                 AMERICAN

Antiguo Camino a San Mateo numero 2,         Londres 190-4
Col. Anexo Coamilco 53240,                   Colonia Juarez, C.P. 06600, Mexico,
Naucalpan de Juarez, Edo de Mexico           Distrito Federal

Any notification related to the application of the present contract, shall be done in writing at the address indicated by each of the parties, being understood that in case a change of address is not

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duly indicated, the notification presented at the respective address specified above, will become fully effective.

The parties, informed about the scope and effects of the present contract, sign it by agreement on three originals in Mexico City, the 1/st/ of June, 2002 along with two witnesses which in the same manner endorse it on all and each of the seventeen sheets that compose it.

   NUEVA WAL MART DE MEXICO,                         AMERICAN STUDIOS DE MEXICO,
   S. DE R.L. DE C.V.                                S. A. DE C.V.

       /s/ Ameliq Valdez Aguieere                        /s/ Jay Moore
   ---------------------------------             -------------------------------
    LIC. AMELIA VALDEZ AGUIRRE                               JAY MOORE


                                                         /s/ Raoul Ruffo Brun
   ---------------------------------             -------------------------------
                                                             RAOUL RUFFO BRUN


WITNESS

        /s/ Jose Carrillo Cebado
   ---------------------------------
           JOSE CARRILLO CEBADO

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